Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS NET INCOME
FOR THE THIRD QUARTER OF 2005

NEW YORK, October 27, 2005—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2005 third quarter of $172.0 million, compared to $159.9 million in the 2004 third quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the third quarter of 2005 was $67.5 million, or $0.99 per share of Carolina Group stock, compared to $53.4 million, or $0.92 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the third quarter of 2005, as compared to the corresponding period of the prior year, reflects the sale by Loews Corporation of 10,000,000 shares of Carolina Group stock in December of 2004. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group stock in December of 2004. Carolina Group stock represents a 39.26% and 33.43% economic interest in the Carolina Group for the three months ended September 30, 2005 and 2004, respectively. Net income also increased due to $3.3 million ($2.1 million after taxes) of improved performance of limited partnership investments.

Net sales for the Carolina Group were $928.4 million in the third quarter of 2005, compared to $879.3 million in the 2004 third quarter, reflecting an increase in unit sales volume of 3.3%.

Carolina Group net income for the first nine months of 2005 was $432.6 million, compared to $384.3 million in the comparable period of the prior year. Net income attributable to Carolina Group stock for the first nine months of 2005 was $169.7 million, or $2.49 per share of Carolina Group stock, compared to $128.4 million, or $2.21 per share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock reflects the December of 2004 sale by Loews Corporation of Carolina Group stock discussed above. Net income also increased due to $2.9 million ($1.7 million after taxes) of improved performance of limited partnership investments.

Net sales for the Carolina Group were $2.652 billion in the first nine months of 2005, compared to $2.515 billion in the comparable period of the prior year. The increase in net sales reflects an increase in unit sales volume of 3.1% and reduced sales promotion expenses (accounted for as a reduction in net sales).

Results of operations of the Carolina Group include interest expense of $22.0, $24.4, $65.4 and $73.3 million, net of taxes, for the three and nine months ended September 30, 2005 and 2004, respectively, on notional intergroup debt. At September 30, 2005, $1.71 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of September 30, 2005, there were 68,180,678 shares of Carolina Group stock outstanding representing a 39.27% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

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A separate press release reporting Loews Corporation’s consolidated results for the third quarter of 2005 is being issued contemporaneously with this report.

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Thursday, October 27, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	September 30,
	Three Months		Nine Months
	2005	2004	2005	2004

	(Amounts in millions, except per share data)

Net sales (a)	$928.4	$879.3	$2,651.8	$2,515.3

Cost of sales (a) (b)	543.9	504.8	1,605.0	1,504.4
Selling, advertising and administrative	95.3	85.1	282.5	288.4

Total operating costs and expenses	639.2	589.9	1,887.5	1,792.8

Operating income	289.2	289.4	764.3	722.5
Investment income and other (c) (d)	20.5	8.1	51.0	23.1
Interest expense	(34.8)	(39.3)	(107.0)	(119.4)

Income before income taxes	274.9	258.2	708.3	626.2
Income taxes	102.9	98.3	275.7	241.9

Net income	172.0	159.9	432.6	384.3
Earnings attributable to the Loews Group intergroup interest (e)	104.5	106.5	262.9	255.9

Income attributable to Carolina Group shareholders (f)	$67.5	$53.4	$169.7	$128.4

Per share of Carolina Group stock	$0.99	$0.92	$2.49	$2.21

Weighted diluted shares (g)	68.23	57.97	68.14	57.97

Notional, intergroup debt owned by the Carolina Group to
the Loews Group
September 30, 2005	$1,709.8
December 31, 2004	1,871.2

(a)	Includes excise taxes of $176.2, $167.9, $511.4 and $493.6 for the respective periods.
(b)	Includes charges of $223.9, $213.6, $658.2 and $649.0 ($140.8, $132.8, $402.0 and $398.3 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes $6.1 of interest income, for the nine months ended September 30, 2005, relating to a federal income tax settlement.
(d)	Includes income from limited partnership investments of $6.4, $3.1, $12.8 and $9.9 ($4.0, $1.9, $7.8 and $6.1 after taxes) for the respective periods.
(e)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 105,445,000 shares of 173,625,678 share and share equivalents outstanding in 2005 and share equivalents amounting to 115,445,000 shares of 173,411,750 share and share equivalents outstanding in 2004. As of September 30, 2005, there were 68,180,678 shares of Carolina Group stock outstanding.

(f)	Represents 39.26%, 33.43%, 39.23% and 33.43% of the economic interest in the Carolina Group for the respective periods presented.
(g)
Earnings per share-assuming dilution and earnings per share-basic are the same for all periods presented because securities that could potentially dilute earnings per share in the future are insignificant or antidilutive.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	September 30,
	Three Months		Nine Months
	2005	2004	2005	2004

Full Price Brands

Total Newport	8,304,127	8,040,274	24,429,603	23,522,568
Total Kent Family	180,261	215,505	543,561	651,127
Total True	148,488	167,970	436,980	502,193
Total Max	9,798	11,364	29,737	34,677
Total Satin	1,542	1,959	4,755	6,186
Total Triumph				886

Total Full Price Brands	8,644,216	8,437,072	25,444,636	24,717,637

Price/Value Brands

Total Old Gold	221,097	233,650	633,519	686,704
Total Maverick	235,210	178,734	631,534	516,540

Total Price/Value Brands	456,307	412,384	1,265,053	1,203,244

Total Domestic Cigarettes	9,100,523	8,849,456	26,709,689	25,920,881

Total Puerto Rico and U.S. Possessions	233,970	187,519	621,354	598,859

Grand Total	9,334,493	9,036,975	27,331,043	26,519,740

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.